EXHIBIT 4.9

ACKNOWLEDGEMENT OF SUBSCRIPTION

REED’S, INC.
13000 SOUTH SPRING STREET
LOS ANGELES, CALIFORNIA 90061

Dear Subscriber:

Please sign below to acknowledge receipt of the prospectus supplement and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to “Reed’s Inc.” in the amount of $10.00 multiplied by the number of shares of Series B Convertible Preferred Stock you intend to subscribe for.

Your stock certificate(s) representing shares of Series B Convertible Preferred Stock duly authorized and fully paid will be issued to you as soon as possible upon the Company's acceptance of your subscription, as described in the prospectus dated ___, 2009 and supplemented in the prospectus supplement dated ___, 2009. In the event that the offering is cancelled, your subscription funds will be returned to you as described in the prospectus.

Very Truly Yours,

REED’S, INC.

By:
Christopher J. Reed
Chief Executive Officer

Date

By signing below, I acknowledge the receipt of the initial prospectus dated ___, 2009, and prospectus supplement dated  ____, 2009 of Reed’s, Inc. and convert the preliminary subscription agreement to a final subscription agreement, which will be binding and irrevocable until the expiration date as defined in the prospectus.

The undersigned encloses $________ for the purchase of ______ shares of Series B Convertible Preferred Stock, at the purchase price of $10.00 per share.

Signature

Print Name

Date